Exhibit 99.1

Telomir Pharmaceuticals Reports Peer-Reviewed Publication of Telomir-Zn Data Demonstrating Improved Survival and Multiple Endpoint Benefits in Wilson’s Disease

Study Published in Advances in Redox Research Demonstrated Dose-Dependent Survival Improvement, Reduced Hepatic Copper Burden, Improved Liver Biomarkers, and Reduced Tissue Degeneration in a Preclinical Wilson’s Disease Model.

MIAMI, FL / ACCESS Newswire / May 20, 2026 / Telomir Pharmaceuticals, Inc. (NASDAQ:TELO) (“Telomir” or the “Company”), a clinical-stage biotechnology company developing small-molecule therapeutics targeting epigenetic and metabolic drivers of cancer and age-related disease, today announced the peer-reviewed publication of preclinical data showing that Telomir-Zn produced dose-dependent survival improvement across multiple endpoints in a Wilson’s disease model, supporting the biological activity of Telomir-Zn in Wilson’s disease. The study, titled “Intracellular copper redox modulation disrupts ROS–Ca²⁺ amplification in an ATP7B-deficient zebrafish model of Wilson’s disease,” was published in Advances in Redox Research.

The publication reports that Telomir-Zn produced dose-dependent improvements across multiple endpoints in the preclinical Wilson’s Disease model, including reduced copper-associated oxidative stress, reduced hepatic copper burden, improved liver injury biomarkers, attenuated intracellular calcium dysregulation, improved locomotor function, reduced tissue degeneration, and enhanced survival.

The publication is available online at:

Advances in Redox Research Publication

Wilson’s disease is a rare genetic disorder caused by mutation in the ATP7B gene, resulting in impaired copper excretion and toxic copper accumulation in the liver, brain, and other organs. The condition leads to progressive oxidative stress, mitochondrial dysfunction, inflammation, and multi-organ tissue injury. Current standard-of-care treatments, primarily copper chelation agents, address systemic copper levels but do not directly target the downstream oxidative and mitochondrial injury pathways associated with disease progression.

According to the publication, Telomir-Zn demonstrated improvements across cellular and in vivo endpoints in the Wilson’s disease model, including:

●	Reduction of copper-induced reactive oxygen species (ROS) amplification
●	Attenuation of intracellular calcium dysregulation associated with oxidative stress signaling
●	Preservation of metabolic viability under copper and peroxide challenge
●	Reduction of hepatic copper accumulation
●	Improvement in locomotor and neuromotor performance
●	Reduction of liver injury biomarkers, including ALT, AST, and bilirubin
●	Reduction of hepatorenal histopathological degeneration
●	Improved survival in a dose-dependent manner in the Wilson’s disease model

The authors concluded that targeted modulation of labile intracellular copper pools disrupted ROS–Ca²⁺ feedback amplification, mitigated mitochondrial-associated tissue injury associated with copper overload, and produced dose-dependent improvements in survival.

This publication represents Telomir-Zn’s first peer-reviewed publication in Wilson’s disease and adds independently validated preclinical data across biochemical, functional, histological, and survival endpoints to the Company’s scientific package. The findings further support the mechanistic relevance of Telomir-Zn’s approach across pathways involving oxidative stress and dysregulated metal homeostasis, including its lead program in Triple-Negative Breast Cancer, for which the Company received FDA IND clearance in April 2026.

“This study demonstrated that modulation of intracellular copper-driven redox activity can disrupt ROS–Ca²⁺ amplification cascades associated with copper toxicity and mitochondrial injury.” said Dr. Itzchak Angel, Chief Scientific Advisor of Telomir Pharmaceuticals and corresponding author of the publication.

Dr. Angel continued, “The findings support intracellular metal homeostasis and redox regulation as potentially important biological pathways across diseases involving oxidative stress, mitochondrial dysfunction, and epigenetic dysregulation, including oncology.”

“This peer-reviewed publication is an important scientific milestone for Telomir-Zn. The data demonstrated meaningful improvements across a comprehensive set of endpoints in the Wilson’s disease model, and we believe the findings are consistent with the broader mechanistic profile of Telomir-Zn as we advance our lead program in Triple-Negative Breast Cancer toward Phase 1/2 clinical initiation,” said Erez Aminov, CEO of Telomir Pharmaceuticals.

Telomir Pharmaceuticals will continue evaluating the Wilson’s disease program and potential regulatory considerations alongside advancement of its lead TNBC program toward Phase 1/2 clinical initiation.

About Telomir Pharmaceuticals

Telomir Pharmaceuticals, Inc. (NASDAQ:TELO) is a clinical-stage biotechnology company developing small-molecule therapeutics targeting epigenetic and metabolic pathways implicated in cancer, aging, and degenerative disease. The Company’s lead program, Telomir-1 (Telomir-Zn), is designed to modulate intracellular metal homeostasis and epigenetic regulation and has received IND clearance from the U.S. Food and Drug Administration for a Phase 1/2 clinical trial in Triple-Negative Breast Cancer. For more information, please visit https://telomirpharma.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “can,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” “guidance,” “potential,” “intend,” “seek,” “target” and other words of similar meaning, although not all forward-looking statements include these words. Forward-looking statements may include, but are not limited to, statements regarding the therapeutic potential, mechanism of action, development plans, regulatory pathway, safety profile, clinical utility, market opportunity, and future development of Telomir-1 (Telomir-Zn) and the Company’s other product candidates. These forward-looking statements are based on current expectations, estimates, forecasts, and projections, as well as management’s beliefs and assumptions, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, among others, risks related to preclinical and clinical development, the ability to obtain regulatory approvals, the outcome of future studies, reliance on third parties, intellectual property protection, financing needs, market conditions, and the other risks identified in the Company’s under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update or revise such statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at the SEC website, and in the “Investors” section of our website, for a discussion of these and other risks and uncertainties.

Contact Information

Krystina Quintana

Email: info@telomirpharma.com

Phone: (786) 396-6723